Exhibit 10.1

Summary of Bonus Payments to Certain Executive Officers

For the year ended September 30, 2007, the Board of Directors of D.R. Horton, Inc. (the “Company”), on recommendation of the Compensation Committee, approved annual discretionary bonuses to the executive officers listed below consistent with past practices. All of the executive officers set forth below were “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) of the Company as of the end of the Company’s 2007 fiscal year ending on September 30, 2007. There have been no changes to the discretionary bonus plans of the below listed named executive officers as previously approved by the Compensation Committee and the Board of Directors.

Name	Office	Annual Discretionary Bonus for the Year Ended September 30, 2007
Bill W. Wheat	Executive Vice President and Chief Financial Officer	$300,000

Stacey H. Dwyer	Executive Vice President and Treasurer	$300,000

Samuel R. Fuller	Senior Executive Vice President	$ 50,000